Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated June 29, 2017 relating to the consolidated balance sheets of iFresh, Inc. and subsidiaries as of March 31, 2017 and 2016, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

April 23, 2018